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                                                                    Exhibit 99.1

      RESTORATION HARDWARE ANNOUNCES CORRECTION OF WEIGHTED AVERAGE SHARES
                                   OUTSTANDING


Restoration Hardware, Inc. (Nasdaq: RSTO) today announced that the Company has identified a miscalculation of weighted average shares outstanding. This miscalculation affected earnings per share calculations and other per share amounts in the fourth quarter and year end results disclosed in the Company's press release on March 21, 2002, as well as earnings per share calculations in the previously announced first, second and third quarters of fiscal 2001. While total shares outstanding at the end of each quarter were correctly stated on the Company's balance sheet, the miscalculation had the effect of understating in most quarters weighted average shares outstanding, and overstating in most quarters loss per share and other per share amounts.

After revision, weighted average shares for the fourth quarter and fiscal year 2001 were 28.4 million and 23.4 million respectively, versus previously reported weighted average shares of 24.4 million and 21.1 million. Additionally, losses per share, which decreased, and certain other per share amounts for the fourth quarter and year to date were, after revision, as follows:

                                 FOURTH QUARTER 2001                       FISCAL YEAR 2001
                       --------------------------------------    --------------------------------------
                       AFTER TAX     PER SHARE      PER SHARE    AFTER TAX      PER SHARE     PER SHARE
                         AMOUNT         AS             AS          AMOUNT          AS            AS
                       (MILLIONS)    ANNOUNCED       REVISED     (MILLIONS)     ANNOUNCED      REVISED
                       ----------    ---------      ---------    ----------     ---------     ---------
NET LOSS                 ($12.8)       ($.53)        ($.45)        ($36.9)       ($1.75)       ($1.58)

ONE-TIME NON-CASH        ($17.8)       ($.73)        ($.63)        ($17.8)        ($.84)        ($.76)
CHARGES

MARK-TO-MARKET OF         ($1.5)       ($.06)        ($.05)         ($1.7)        ($.08)        ($.07)
WARRANTS

PREFERRED STOCK           ($ .4)       ($.02)        ($.01)         ($2.8)        ($.13)        ($.12)
CHARGES

As announced in the Company's March 21, 2002 press release, the Company is currently conducting a restatement analysis to reflect the recognition of furniture sales revenue upon delivery as opposed to shipment. With respect to fourth quarter and fiscal year 2001, the Company believes that earnings per share amounts reflective of the revised calculation of weighted average shares outstanding are not expected to vary as a result of the restatement analysis by more than $.03 per share for the fourth quarter or $.05 per share for the fiscal 2001, as previously announced.

With respect to previously reported quarters in 2001, weighted average shares changed as follows: increase by 0.2 million to 18.1 million in the first quarter, decrease by 0.3 million to 23.3 million in the second quarter and remain unchanged at 23.8 million in the third quarter. Without taking into account the pending revenue recognition restatement, the changes reduced the


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reported loss per share for the first quarter from $.50 to $.49 and did not change the earnings per share from reported values in the second and third quarters.

With respect to previously reported quarterly year to date amounts in 2001, weighted average shares changed as follows: increase by 0.2 million to 18.1 million in the first quarter, increase by 0.4 million to 20.7 million in the second quarter, and increase by 1.7 million to 21.7 in the third quarter. Without taking into account the pending revenue recognition restatement, the changes reduced the reported year to date loss per share for the first quarter from $.50 to $.49, for the second quarter from $.80 to $.78 and for the third quarter from $1.22 to $1.13.

ABOUT RESTORATION HARDWARE, INC.

Restoration Hardware, Inc. is a specialty retailer of home furnishings, functional and decorative hardware and related merchandise that reflects the Company's classic and authentic American point of view. Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800 762-1005) and on-line at www.restorationhardware.com.


SAFE HARBOR:

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include statements concerning the nature, timing and amounts of the Company's restatements and the Company's financial results for the fourth quarter and fiscal year ended February 2, 2002 and other statements containing words such as "believes," "anticipates," "estimates," "expects," "may," "intends," and words of similar import or statements of management's opinion. These forward-looking statements and assumptions involve known and unknown risks, uncertainties and other factors that may cause the actual results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, completion and audit of the financial statements, including such financial statements as restated, customer reaction to the Company's repositioning strategy, changes in investor perceptions of the Company, changes in economic or business conditions in general, changes in product supply, changes in the competitive environment in which the Company operates, competition for and the availability of sites for new stores, changes in the Company's management information needs, changes in customer needs and expectations and governmental actions and other factors detailed in the Company's filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including those described in "Management's Discussion and Analysis of Financial Condition and Results of Operations" under the captions "Results of Operations," "Liquidity and Capital Resources," and "Factors that May Affect Future Results." The Company undertakes no obligation to update any forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

CONTACT:
Kevin Shahan, Vice President and Chief Financial Officer
Restoration Hardware, Inc.
415-924-1005
fax: 415-945-4679